Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 26, 2003 (except for Note 18, as to which the date is July 8, 2003) accompanying the consolidated financial statements and schedule of New World Restaurant Group, Inc. contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado
August  11, 2003